                                  Exhibit 3.2

                                                              RECEIVED AND FILED

                                                       DATE  OCT 12 2989
                                                             -------------------
                                                       TIME  9:05 AM
                                                             -------------------
                                                      AMOUNT $60.00
                                                             -------------------

                                                           BREMER EHRLER
                                                         SECRETARY OF STATE
                                                      COMMONWEALTH OF KENTUCKY

                                                    BY /s/ TS
                                                       -------------------------

                           ARTICLES OF INCORPORATION
                                       OF
                  FINANCIAL BUILDING EQUIPMENT EXCHANGE, INC.


     KNOW ALL MEN BY THESE PRESENTS: That Paul D. Clark does hereby make and adopt the following Articles of Incorporation for the purpose of forming a corporation under the laws of the Commonwealth of Kentucky, pursuant to Chapter 271B of the Kentucky Revised Statutes and all other acts amendatory and supplemental thereto:

                                   ARTICLE I

     The name of the corporation shall be Financial Building Equipment Exchange, Inc.

                                   ARTICLE II

     The duration of the corporation shall be perpetual.

                                  ARTICLE III

     The nature of the business and the object and purposes of the corporation shall be to market financial and bank safes, lockboxes and security systems; to transact any and all lawful business for which corporations may be organized under KRS Chapter 271B; to purchase or otherwise acquire, own, trade, deal in and deal with, mortgage, pledge, sell, assign and transfer or otherwise dispose of goods, wares and merchandise and real and personal property of every class and description; to generally engage in, do and perform any enterprise, act or vocation that a natural person might or could do or perform.

                                   ARTICLE IV

     The capital stock of the corporation shall consist of 2,000 shares of common stock, each with no par value, which shall constitute the total capitalization of the corporation with each share having an equal voting right.

                                   ARTICLE V

     The principal office and principal place of doing business of the corporation shall be located at 1535 Memphis Junction Road, Bowling Green, Kentucky 42101, and the registry office of the corporation shall be located at 1535 Memphis Junction Road, Bowling Green, Kentucky 42101, and its agent shall be Paul D. Clark whose address is the same as that of the registry office.

                                   ARTICLE VI

     The initial Board of Directors of the corporation shall consist of two directors; and the directors who are to serve until the first annual meeting of the shareholders of the corporation, or until their successors are elected and qualified are:

                                   Paul Clark
                           1535 Memphis Junction Road
                            Bowling Green, KY 42101

                                 Roberta Clark
                           1535 Memphis Junction Road
                            Bowling Green, KY 42101

     The number of Directors thereafter shall be as the by-laws of the corporation may, from time to time, provide.

                                  ARTICLE VII

     The name and address of the incorporator is:

                                   Paul Clark
                           1535 Memphis Junction Road
                            Bowling Green, KY 42101


                                  ARTICLE VIII

     The private property of the stockholders shall not be liable for any debts, liabilities or obligations of the corporation.

                                   ARTICLE IX

     This is a "close" corporation in that its capital stock is intended by the incorporator and his successors to be owned continuously, subject to the restrictions contained in this paragraph, by the incorporator and his successors, and with a view to obtaining that end, the corporation shall establish annually a bona fide value for each share of stock, which it shall enter of record on its books and no stock of the corporation may be sold and the stock certificates transferred without the owner of same first offering such stock for sale, through the secretary of the corporation, to the remaining stockholders for at least twenty-four hours at $10.00 per share above its last valuation of record or at the offer for same by the prospective purchaser, the owner of the stock evidenced by the certificate being permitted to accept the best price obtainable on the basis stated. The stock certificates of the corporation shall contain this paragraph in this identical language, with it designated therein as Paragraph IX of the Articles of Incorporation. This paragraph is in recognition of Chapter 355 of the Kentucky Revised Statutes, designated as the "Uniform Commercial Code--Investment Securities."

     IN TESTIMONY WHEREOF, witness the hand of the incorporator on this the 10 day of October, 1989.


                                                               /s/ Paul D. Clark
                                                               -----------------
                                                               Paul D. Clark

COMMONWEALTH OF KENTUCKY )
                         )
COUNTY OF WARREN         )

The foregoing instrument was acknowledged before me this 10th day of October, 1989, by Paul D. Clark in the State and County aforesaid.

                                                   /s/ Kay Shepard
                                                   -----------------
                                                   NOTARY PUBLIC: STATE AT LARGE

          My commission expires: 6-12-93

PREPARED BY:

/s/ Dixie R. Satterfield
------------------------
Dixie R. Satterfield
SATTERFIELD & KAFOGLIS
313 East Tenth Street
Bowling Green, KY 42101
(502) 782-1340